PROSPECTUS SUPPLEMENT
(To Prospectus dated June 12, 1998)


                          VERITAS SOFTWARE CORPORATION

                                U.S. $100,000,000
               5 1/4% Convertible Subordinated Notes Due 2004 and
             Shares of Common Stock Issuable Upon Conversion Thereof
                               -------------------

This document supplements the Prospectus dated June 12, 1998 relating to U.S. $100,000,000 aggregate principal amount of 5 1/4% Convertible Subordinated Notes due 2004 (the "Notes") of VERITAS Software Corporation, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Securities Act"), and the shares of Common Stock, $0.001 par value of the Company ("Common Stock"), issuable upon the conversion of the Notes (the "Conversion Shares"). The Notes registered hereby were issued and sold on October 10, 1997 (the "Original Offering") pursuant to an Indenture dated October 1, 1997 (the "Indenture") in transactions exempt from the registration requirements of the Securities Act, by UBS Securities LLC, as the initial purchaser (the "Initial Purchaser") of the Notes, to "qualified institutional buyers" (as defined by Rule 144A under the Securities Act). The Notes and the Common Stock issuable upon conversion thereof may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Securityholders") pursuant to this Prospectus Supplement. This Prospectus Supplement is incorporated by reference into the Prospectus and should be read in conjunction with the Prospectus. All terms used herein shall have the meaning assigned to them in the Prospectus.

                               -------------------

                  SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE
               ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN
           FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                               -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



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            The date of this Prospectus Supplement is July 20, 1998.

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         The following information supplements and updates the information found on pages 39-41 of the Prospectus under the caption "Selling Securityholders" by amending such information based upon certain information furnished to the Company through July 20, 1998, as to the security ownership of the Selling Securityholders to add the following to the list of Selling Securityholders:

                                            Principal Amount of                                  Number of Conversion
                                             Notes Beneficially                                   Shares That May Be
                                                 Owned That           Percentage of Notes             Sold (1)(2)
Selling Securityholder                          May Be Sold               Outstanding
---------------------------------------    -----------------------    ---------------------      ----------------------

Warburg Dillon Read LLC...............           $33,375,000              33.4%                       517,441

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(1) Includes shares of Common Stock issuable upon conversion of the Notes.
(2) Assumes a conversion price of $64.50 per share and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes--Conversion." Accordingly, the number of Shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.